UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2006

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Feldman Mall Properties, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-32365	13-4284187
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3225 North Central Avenue, Suite 1205 Phoenix, Arizona		85012
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 602-277-5559

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

Joint Venture with Kimco Realty Corp.

On February 17, 2006, Foothills Mall LLC (the “Owner”), a subsidiary of Feldman Mall Properties, Inc. (the “Company”), entered into a contribution agreement (the “Contribution Agreement”) with KRC Acquisition Corp., a Delaware corporation and a subsidiary of Kimco Realty Corp. (“Kimco”), in connection with the Foothills Mall (the “Mall”), located in the suburbs of Tucson, Arizona. Under the terms of the Contribution Agreement, the Owner will contribute the Mall to a limited liability company at an agreed value of $104.1 million, plus certain closing costs. The closing date of the transaction is anticipated to be in early May of 2006 and is subject to the limited liability company’s ability to obtain new secured debt financing in the minimum amount of $73.2 million. At this loan amount, Kimco’s contribution to the limited liability company would be a maximum of approximately $25 million and will be reduced on a dollar for dollar basis to the extent the actual loan amount exceeds the minimum amount of $73.2 million.

Pursuant to the terms of the Contribution Agreement, the Owner expects to receive approximately $39.0 million in cash from the transaction and expects that it will retain a $7.2 million capital interest in the Mall. Kimco will receive a preferred return on its capital from the Mall’s cash flow. Upon a sale or refinancing of the Mall, Kimco is also entitled to receive a priority return of its capital together will any unpaid accrued preferred return. After certain adjustments, the Owner is next entitled to receive an eight percent (8%) return on its capital and a preferred return. Thereafter, all surplus proceeds will be split 20% to Kimco and 80% to the Owner. Additionally, the Owner agreed to serve as the managing member of the limited liability company and will retain primary management, leasing and construction oversight.

Bridge Loan Transaction with Kimco Capital Corp.

Concurrent with the execution of the Contribution Agreement, the Company’s operating partnership subsidiary (“FEOP”), and Kimco Capital Corp. (the “Lender”), a subsidiary of Kimco, executed a promissory note (the “Note”) for a bridge loan facility in the amount of $17.2 million on February 17, 2006. The loan bears an interest rate of eight percent (8%) per annum for the period from February 17, 2006 to August 17, 2006 and nine percent (9%) per annum for the period from August 18, 2006 to February 28, 2007 (“Maturity Date”). The Note is due and payable in full upon the first to occur of the Maturity Date or closing of the contribution of the Mall to the limited liability company pursuant to the Contribution Agreement.

In connection with the Note, the Company and the Lender entered into a guaranty of payment (the “Guaranty”) on February 17, 2006, pursuant to which the Company, as guarantor of FEOP, agreed to guaranty to the Lender the punctual payment of the indebtedness and the performance of other obligations of FEOP to the Lender evidenced by the Note and any other agreements presently existing or hereafter entered into which evidence and/or secure any indebtedness from FEOP to the Lender.

ITEM 5.01	Other Events.

On February 22, 2006, the Company issued a press release announcing the joint venture with Kimco and the related loan transaction. A copy of this press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

ITEM 9.01	Financial Statements and Exhibits.

(c) Exhibits

99.1	Press Release of Feldman Mall Properties, Inc., dated February 22, 2006, announcing the joint venture with Kimco Realty Corp. on Foothills Mall in Tucson Arizona.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FELDMAN MALL PROPERTIES, INC.

By:	/s/ Larry Feldman
Name: Larry Feldman
Title: Chairman and Chief Executive Officer

Date: February 24, 2006